EXHIBIT 10(G)

Base Salaries for Named Executive Officers

On November 30, 2006, the Compensation Committee set the 2007 annual base salaries for the following 2007 named executive officers of FNB Corporation, effective January 1, 2007.

Effective May 1, 2007, the Compensation Committee increased the base salary of Greg W. Feldmann, Chief Operating Officer of the Corporation in connection with his appointment to serve in the additional role of President and Chief Executive Officer of the Corporation’s subsidiary, First National Bank.

Effective September 1, 2007, the Compensation Committee increased the base salary of William B. Littreal, who became Chief Financial Officer of the Corporation upon Mr. Daniel A. Becker’s retirement on March 30, 2007.

The current base salaries for the named executive officers follow:

Name[1]	Title	2007
William P. Heath, Jr.	President and Chief Executive Officer	$286,650
Gregory W. Feldmann	Chief Operating Officer and President and Chief Executive Officer of First National Bank	$203,208
William B. Littreal	Executive Vice President and Chief Financial Officer	$161,000
David W. DeHart	Market President (New River Valley) and Director of Commercial Banking	$149,760
Keith J. Houghton	Executive Vice President and Chief Risk Officer	$154,668

1  Mr. Daniel A. Becker retired on March 30, 2007.